Operator

Good day, everyone and welcome to the Kirkland’s Incorporated conference call. Today’s call is being recorded. At this time for opening remarks and introductions, I would now like to turn the call over to Mr. Tripp Sullivan of Corporate Communications. Please go ahead, sir.

Tripp Sullivan — Corporate Communications — IR

Thank you, Brandy. Good morning and welcome to this Kirkland’s Incorporated conference call to review the company’s results for the fourth quarter of fiscal 2008. On the call this morning are Robert Alderson, President and Chief Executive Officer, and Mike Madden, Senior Vice President and Chief Financial Officer. The results as well as notice to the accessibility of this conference call on a listen-only basis over the internet were released earlier this morning and the press release has been covered by the financial media.

Except for historical information discussed during this conference call, the statements made by company management are forward-looking and made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause Kirkland’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on May 1, 2008.

With that said, I’ll turn the call over to you Robert.

Robert Alderson — Kirkland’s, Inc. — President, CEO

Thanks Tripp, good morning everyone. We appreciate you joining us today. We’re pleased to report strong earnings results for both Q4 2008 and fiscal 2008 on top of the positive comparable store sales performance we announced last month. We also achieved strong improvements in our merchandise and operating margins versus the prior year. We ended the year in a very solid financial position having increased our ending cash balance for over $30 million from the end of the prior year.

Mike Madden, our CFO, will now walk you through the Fourth Quarter results and our financial position. Mike?

Mike Madden — Kirkland’s, Inc. — CFO

Thank you, Robert. Good morning. I’ll start with a review of the fourth quarter income statement. For the fourth quarter ended January 31, 2009, we reported net income of $15 million or $0.76 per share, versus net income of $1.5 million or $0.08 per share for the prior year quarter. Net sales for the quarter decreased to $133.6 million from $138.3 million for the quarter ended February 2, 2008.

Comparable store sales increased 5.3% for the quarter. Comparable store sales increased 8.2% in our mall stores and increased 4% in our off mall stores. The increase in the average ticket was the primary driver to the comp sales increase. The higher ticket was comprised of a strong increase in items per transaction offset by a slight decline in the average retail selling price. Transactions were flat for the quarter, reflecting a slight increase in customer conversion rates, offset by a slight decline in traffic. The transaction count and average ticket results were consistent between our off mall and our mall stores. From a geographic standpoint, our best performing area was the South Central part of the country, including Texas and Louisiana. Our Florida stores had positive comp sales for the first time in many quarters, but still trailed the overall Company performance. Our weakest performing area was in the Phoenix/Arizona market.

Merchandise categories performing strongest were art, lamps, wall decor, frames, and gift novelty. The strong results in these categories more than offset the weaker results we had in our holiday seasonal assortment, which did not meet our expectations. In real estate we closed 22 stores during the quarter. At the end of the quarter we operated 299 stores, 208 off mall stores and 91 mall stores, representing a 70% off mall, 30% mall venue distribution. Total square footage under lease decreased 8% from the prior year, while total store units declined by 11%.

Gross profit margin for the fourth quarter increased to 38.6% of sales from 31% in the fourth quarter of last year. The components of reported gross profit margin were as follows: First, merchandise margin increased 470 basis points as a percentage of sales as a result of strong sell-through in our key merchandise categories, resulting in fewer markdowns and less reactive promotional activity. The value message was prominent in our stores throughout the quarter, in keeping with our customers’ expectations in this difficult environment. We supported that value message with planned events that were designed to maximize merchandise margin.

Second, store occupancy costs decreased 230 basis points as a percentage of sales. This decline resulted from comp sales leverage, the closure of underperforming stores, favorable lease renewal terms and our continued shift to less costly but more productive off mall real estate locations. Third, freight costs decreased 60 basis points as a percentage of sales, reflecting comp sales leverage, a decline in fuel costs, and the continued shift to direct to store delivery methods from our distribution center. And lastly, central distribution costs were flat as a percentage of sales, as compared to the prior year quarter.

Operating expenses for the quarter were $31 million or 23.2% of sales as compared to $29.3 million or 21.2% of sales in the prior year quarter. An increase in corporate and store level bonus accruals due to the improvement in our overall operating results was the primary reason for the change in operating expenses. This factor accounted for 150 basis points of the increase in operating expense ratio. Secondly, an increase in our workers comp claims reserves due to adverse development on several outstanding claims accounted for approximately 70 basis points of the increase in the ratio. Additionally, in the prior year quarter, we recorded a change in estimate regarding the breakage associated with discount certificates issued to our private label credit card customers. This item favorably impacted the operating expense ratio in the prior year by approximately 50 basis points. Excluding these items, operating expenses declined as a percentage of sales, primarily reflecting the comp sales leverage on fixed expense components such as corporate payroll, travel, maintenance, and utilities.

Depreciation and amortization decreased 40 basis points as a percentage of sales, reflecting the reduction in capital expenditures during 2008, impairment charges taken in prior periods, and the decline in the store count over the last two years. Prior year results also included charges totaling $2.6 million related to the impairment of goodwill and the fixed assets of underperforming store locations. No such charges were recorded during the fourth quarter of 2008. Net interest expense was lower than the prior year quarter, reflecting zero borrowings on our line of credit in 2008 as compared to high borrowing levels in 2007. We recorded income tax expense of $887,000 or 5.6% of pre-tax income during the quarter versus $3.5 million or 70% of pre-tax income in the prior year quarter.

In the prior year, our tax benefit was limited to our ability to carry back losses for two tax years. This limitation, combined with the evaluation allowance established for our deferred tax assets resulted in a high effective rate for the fourth quarter of 2007. As a result of our positive operating performance in 2008, we were able to reverse $3.4 million of the valuation allowance that was established in 2007. As of January 31, 2009, we had deferred tax assets valuing $9.9 million, offset by a valuation allowance of 5.4 million. Our ability to reverse the remaining portion of this valuation allowance in future periods will depend on our operating performance and the resulting levels of taxable income or loss. Net income for the quarter was $15 million or $0.76 per diluted share as compared to net income of $1.5 million or $0.08 per diluted share in the prior year quarter.

Turning to the balance sheet and cash flow metrics. Inventories at January 31, 2009, were $38.7 million or $129,000 per store as compared to $41.2 million or $123,000 per store in the prior year. The increase on a per store basis is primarily due to an increase in average square footage per store. This level of inventory is consistent with our plan. We plan to end the first quarter of 2009 with inventory levels in the range of $40 million to $42 million. At year end we had $36.4 million in cash on the balance sheet and zero borrowings outstanding under our line of credit.

Currently, net availability under the line of credit is approximately $21.5 million. During 2008, we did not draw on our line of credit facility at any point during the year. Accounts payable level declined versus the prior year as a result of the reduction in store count and the related inventory receipt flows. Income taxes payable was $5.3 million at the end of 2008 as compared to receivable of $2.9 million in the prior year. This change in tax position was the result of the rapid improvement in our operating performance combined with limitations on a utilization of the net operating loss carry forward that was generated in 2007.

For the full year, Capital Expenditures were $2.7 million, about half of which related to the construction of three new stores. The remainder of our Capital Expenditures related to the maintenance of our logistics and information technology infrastructures, and leasehold improvements to our stores and corporate facilities. During 2008, we also received proceeds from the sale of our former headquarters building, corporate aircraft and other fixed assets of approximately $3.7 million.

The final item I’ll cover before turning it over to Robert relates to our expectations for fiscal 2009. Based on current sales and margin trends, we have established some targets and expectations for the upcoming fiscal year. These expectations do not account for a year-over-year deterioration in the macroeconomic environment as was seen during fiscal 2008. Should the recession more severely impact consumer spending in our stores in the upcoming year, we will revise our expectations accordingly.

As it relates to store count, we began fiscal 2009 with 299 stores compared with 335 stores in the prior year. For fiscal 2009, the store base is expected to average approximately 30 stores less per quarter than the comparable quarters of 2008. Closings for the year are expected to reach approximately 35 to 40 stores with about half of these occurring in the first half of the year, and the remainder occurring after the holiday season, in January 2010. New store openings are expected to be approximately 15 to 20 in fiscal 2009 with a larger concentration of these openings in the third and early fourth quarters. Our topline expectations are for total sales to decline moderately from fiscal 2008 due to the store count decline and new store openings weighted toward the second half of the year. Comparable store sales thus far in the first quarter are positive and encouraging; however we think future comparable store sales gains are difficult to predict in the current retail environment.

Full year merchandise and operating margins are expected to be comparable to or modestly above fiscal 2008 levels. Should the economy continue to weaken during 2009, merchandise margins would likely come under more pressure than operating margin, which should continue to benefit from lower occupancy costs and lower depreciation expenses. Full year pre-tax earnings are expected to be comparable to or modestly above the levels of fiscal 2008.

Our income tax rate will be difficult to model in 2009 due to the status of the valuation allowance on our deferred tax assets and the accounting rules that govern the timing of any changes of the amount of the valuation allowance; therefore, we are viewing operating income and pre-tax income as more relevant measurements of our business performance in 2009. We expect to be cash flow positive in 2009 with capital expenditures for new store openings covered by existing cash flow. We do not expect any borrowings on our line of credit during 2009. Our total capital expenditures are expected to be in the range of $9 million to $10 million which includes 15 to 20 new store openings. Net of landlord allowances, we expect capital expenditures to be in the range of $5 million to $6 million.

While on paper this plan represents a further reduction in our store base, we are viewing 2009 as the year with a store base bottoms out. Our measured reentry into the real estate market takes some time to gain traction and by the end of 2009, we expect to have deals in the pipeline for early 2010 that will serve to offset some of the late closing in 2009. Our approach to store growth in the 2009-2010 period will be a much different one that we had in the post-IPO years earlier this decade. We will be concentrated on a controlled profitable growth, focused on cash flow accumulation and the replacement of profitable mall stores with off mall locations that have more upside potential and very selective store openings in core markets.

I’ll now turn the call over to Robert for an update on our current business initiatives and our plans for the upcoming year.

Robert Alderson — Kirkland’s, Inc. — President, CEO

Thanks, Mike. We had an outstanding fourth quarter to cap a very successful 2008. That being said, Q4 was anything but ordinary. November was somewhat uneventful and in line with expectations, given the tumultuous events in the financial community during September and October. The month was notable for a very strong Thanksgiving weekend, which generated hopes for stronger than expected Christmas seasonal sales; however, December sales were weaker than expected prior to December 20 in Kirkland’s case. An explosion in sales started on December 20, and did not wind down until the last week of January. Those results plus our very successful after Christmas sale events insured a strong comp for December, Q4, and the year, improved margins that had been challenged by early December sales, and brought inventory levels into alignment with our year-end plan.

There are a few takeaways from the season. First the Christmas seasonal category did not perform in sales and gross margin as planned, despite being bogged down from the prior year, and with special attention to pricing to allow necessary promotion as economic conditions definitely impacted seasonal decorating. Second, our merchandising decision to heavily supplement the seasonal offering with well priced giftable items was extremely helpful to financial results as that category delivered strong sales and margin results and drove traffic. Third, throughout both Q4 and the after Christmas period, we experienced strong sales and margin performance from our core categories. Fourth, after adding an after Christmas sale event as a prelude to our annual Big Sale, delivered traffic and strong sales momentum in what turned out to be a critical business period between December 24 and Big Sale start on January 5. Both events provided sustainable inventory positions on well priced merchandise for a value conscious customer that was suddenly inclined to spend if the price and intrinsic value is right.

We learned some lessons during 2008 but also recognized that every holiday season is different. We had great success with our seasonal Harvest Halloween offering and expect that to continue into 2009. We expect the major changes as to how we approach the holiday season of 2009 will be a further reduction in the amount of Christmas seasonal goods and the mix, a significant increase in the gift category portion, and increased importance of specific timed promotions utilizing our core categories. As Mike described, 2008 was a real turnaround year. We comped sales for four consecutive quarters despite the severe second half economic dislocations. We focused intently and constantly throughout the year on newness, quality, flow, and pricing of the merchandise offering, and consequently made huge strides in returning the Company to historic product and operating margins.

We strongly reversed the operating loss of 2007 and delivered our best earnings year since 2003 when economic conditions were decidedly different. Most importantly, the combination of better operating results and steadfastly executing a plan we announced to you in early 2008, the slow growth downsize and cut expenses, controlled inventories and liquidate unneeded assets, restored the company’s balance sheet after the 2007 cash burn. We improved our cash position by over $30 million year-over-year and operated our business throughout the entire year without using our line of credit. 2008 was a tremendous accomplishment and well received in the vendor and landlord communities.

With this call and our end of year filings, 2008 will be officially over. All of our attention is necessarily on 2009. Your attention naturally is on what you can expect from Kirkland’s in 2009 and beyond. In our press release earlier today, we set fourth some expectations for the new fiscal year and Mike expanded on some of them in his comments. I have just a few other observations, all of which are likewise conditioned on the economy not deteriorating dramatically in 2009. Despite positive comp sales in Q1 to date, we do expect the year to be difficult on the sales line due to shredded consumer confidence and diminished financial ability. The employment picture remains grim at present, and is likely to worsen during the year. There’s little evidence to suggest that related housing and credit markets will recover in the near term.

We have no particular vision into the course of the economy in 2009 or 2010 for that matter, but it is arguable that current spending actions of epic proportion aimed at fixing the economy, coupled with a new administration’s policy agenda are delivering mixed signals to markets with uncertain results, at least in the short to near term. Thus we do not expect an early turn in the economy. We will continue to manage our business with the restraint suggested by these conditions. Our store base will be smaller on average throughout the year by about 30 stores, which impacts revenue.

In 2009, we will strategically open new stores, but at a rate less than the planned rate of closure of marginally unproductive stores located mostly in malls. We will continue to carefully renew mall leases on a short-term basis at much lower rents, which is will support higher operating margins. We expect to continue to be profitable in 2009 at a level comparable to or modestly above 2008 while operating fewer stores. We expect to generate additional free cash but not at 2008 levels, since we have no large assets to sell, we’ll pay income taxes without the benefit of a significant and operating loss carry forward and we’ll open 15 to 20 versus three new stores and have a smaller store base to operate.

We want to emphasize these strategies imply an operating philosophy by Management that’s different in focus and time frame than in the post IPO years 2002 to 2006, where emphasis was directed toward year-over-year percentage growth in store units, square footage, comp sales and operating profits. We have no idea how long the economic downturn will last or how deep it will ultimately be. Historic metrics for public Company performance and valuation do not seem to be applicable in this period of economic first impression for most operators and investors. Therefore being cognizant of our day-to-day enhanced shareholder value, we’re very committed to a course of action that emphasizes continuing to have no debt of any kind, maximizing cash accumulation substantially beyond the end of year 2008 balance of $36.4 million, continuing to improve merchandising results and particularly merchandise margin, holding the line on expenses, continuing to rationalize the store base by closing unproductive stores through natural lease terminations and without additional cost, moving the balance of the store base off mall as rapidly as prudently possible while taking advantage of historic opportunities to open stores in outstanding locations, largely at the landlords’ cost and at rental prices not seen since the early 1990’s, and operating the Company with the goal of maximizing profit while making internal investments in people, systems and process that takes a long view and increases productivity, and allows the Company to continue to position for long term success.

As a Management team, we’ve done much of the heavy lifting to position the Company to thrive in the sector as it is reconstituted by economic events and consumer trends over the coming months or years. We’re very pleased to be where we are financially in today’s economy and look forward to the challenges that are sure to be presented. I said in the 2008 call about this time last year, that we were strengthened by our challenges. We expect that to be the case again in 2009, even as we meet those challenges from a significantly stronger financial position. We thank you for your interest and time and look forward to seeing you in our stores.

Operator, Mike and I are ready to take questions.

Operator

Thank you, sir. We will now begin the question and answer session. (Operator Instructions). Our first question comes from the line of David Magee with SunTrust Robinson Humphrey. Please go ahead.

Davis Magee — SunTrust Robinson Humphrey — Analyst

Yeah, hi, guys, congratulations on a good quarter.

Robert Alderson — Kirkland’s, Inc. — President, CEO

Thanks David.

Davis Magee — SunTrust Robinson Humphrey — Analyst

Could you talk a little bit about with regard to the comp increase, what you’re seeing with regard to the customers? Are you seeing new faces do you think in the stores taking share from other companies, or are your existing customers just reacting more now and spending more on more trips? Any sense to tell that?

Robert Alderson — Kirkland’s, Inc. — President, CEO

I think that’s a little difficult to tell right now. Our traffic trends were terrific, and increasing through the first seven months of last year, and then took a dip as you would expect in mid September, October and early November time frame and then we were heavily into the season. We’ve had a little better traffic in the first quarter to date but it’s not particularly better traffic every day, and some of that traffic has been driven by planned promotions so some of it is reactive to e-mail blasts that we’ve done to our customers, so David I wouldn’t say that things are normalizing nor would I say that we particularly know that we have a tremendous number of new customers we’ve never seen before, but it’s probably some combination of that and selling some more to the people that we know and have traded with for a long time. time.

Mike Madden — Kirkland’s, Inc. — CFO

David the thing that is clear is customers responding to merchandise that we’re offering. We’ve got a higher margin. We’ve seen that throughout the year and we’ve also got higher emerging rate which suggests that the customers that are coming in are making a purchase.

Davis Magee — SunTrust Robinson Humphrey — Analyst

The weaker dollar aside, are you seeing an opportunity to lower your product acquisition cost this year given all of the—

Mike Madden — Kirkland’s, Inc. — CFO

I think there’s an opportunity. We are certainly not seeing up price pressure that we were seeing this time last year at the source in China and India. We are actually seeing some better transportation rates to move the product from source to our distribution center and we think that represents an opportunity for us on the margin line this year.

Davis Magee — SunTrust Robinson Humphrey — Analyst

And lastly, Mike, if you were in our shoes, what would you use for a tax rate assumption for 2009?

Mike Madden — Kirkland’s, Inc. — CFO

Well, it’s really difficult as I said earlier, it’s really difficult for Dick. It’s going to depend on our performance obviously. I think it just, I’ll put out there, that if we had a year similar to ‘08, the tax rate would probably be somewhere near zero because of the valuation allowance, but that is, it’s hard to pinpoint right now so I would focus on operating income and pre-tax income as the main metrics for our performance review next year.

Davis Magee — SunTrust Robinson Humphrey — Analyst

Great. Thank you. Good luck.

Robert Alderson — Kirkland’s, Inc. — President, CEO

Thank you, David.

Operator

Thank you. Our next question comes from the line of Neely Tamminga with Piper Jaffrey. Please go ahead.

Neely Tamminga — Piper Jaffray — Analyst

Great. Good morning and not just a good quarter but congratulations on just an amazing feat. I think there are companies that are quadruple and factors larger than you guys that could learn a lot from what you’ve accomplished over the last two years, so just public acknowledgment of that and it’s just been amazing to watch. Launching into just some of the questions on our minds over here. Robert, within some of your category performance that you’re seeing strength, are you seeing kind of a driving merchandising theme that it seems to be emerging by what she is converting on when she comes into the store? Is it price or is it product? And then within some of the product categories are you seeing success and maybe contrasting that with product categories are you seeing less success, is it a price point broad based conversion? Is she gravitating towards the low end of the price points or is it kind of across-the-board?

Robert Alderson — Kirkland’s, Inc. — President, CEO

Well, in terms of what I think maybe your first question was sort of what’s working best and where we’re seeing most success is would that be fair to characterize?

Neely Tamminga — Piper Jaffray — Analyst

Yes.

Robert Alderson — Kirkland’s, Inc. — President, CEO

We’re in sort of the enviable position right now, Neely, where virtually everything is working well. We’re historically strong on the wall. We didn’t have quite the lamp sales in the first quarter to date that we would love but we had some late inventory arrivals which I think impacted that. We’re showing great success in decorative accessories, and our furniture is doing well. Our wall decor, which is part of our wall group has been especially strong. Probably frames have been great. Probably the only thing that’s lagging a bit has been textiles in the early part of the year, and some of that represents the number of SKUs that we’re offering and how we’re approaching that particular category this season, so across-the-board right now, we’re in a state of a lot of newness. The ratio of markdown product that is in markdown to full price is very much, is very favorable for us right now and we’re very clean, and the product that we have in the store we think is really good and it’s very well priced across-the-board, and the customer has reacted to that, and I don’t think it’s particularly all the time about price, because while we’ve had success with some promotional things that we’ve done, such as a sale that we did last week, a one day sale, we’ve had very strong sales across-the-board across all categories at very strong margins, so that’s a very good state to be in.

Mike Madden — Kirkland’s, Inc. — CFO

And the ticket was up in both the Q4 and the full year, so that speaks to what Robert just said.

Neely Tamminga — Piper Jaffray — Analyst

I guess, Mike, thank you, Robert. For some housekeeping type issues, could you just rattle off what you would expect the net stores to basically be for the four quarters? I was following some of your language but just wondering if you could boil it down to in general what net store base would be per quarter this year would be helpful, at least what you have in the plan and secondly maybe asking David’s question a little bit differently on the tax rate, what’s the highest tax rate it could be?

Mike Madden — Kirkland’s, Inc. — CFO

Well, first question, on the store count, I think the way to think about it, and what we said in the release is if you took the ending store balance at the end of each quarter in ‘08 last year, and kind of assumed that the ending store balance in ‘09 would be about 30 stores less than ‘08 in each quarter, that would be the way to think about it. Now, there could be swings of a couple stores here and there depending on timing of when we get some of these opened and when some of these close, but that is my best way to tell you to think about that.

Neely Tamminga — Piper Jaffray — Analyst

And then you’re opening the 10 to 15 mainly in the back half?

Mike Madden — Kirkland’s, Inc. — CFO

Mainly in the back half, but well 15 to 20 and mainly in the back half but we’ve opened one year-to-date and there’s some under construction now so there are some in the first half. It’s not like all of them are in the back half but I would, it’s maybe 60% to 70% of them are.

Neely Tamminga — Piper Jaffray — Analyst

Okay.

Mike Madden — Kirkland’s, Inc. — CFO

And on the tax rate, well, again, I’m kind of waffle a bit because it’s hard to predict how that’s going to turn, because it depends on operating performance and how much profit we actually generate in ‘09. It certainly couldn’t get up to a standard tax rate of 38% or 39% that you would normally see. I don’t see how our rate would get up to that level, or certainly not above it, because of the situation we’re in. Most likely between zero and there. I know that’s a wide range.

Neely Tamminga — Piper Jaffray — Analyst

It’s narrower, now. All right.

Robert Alderson — Kirkland’s, Inc. — President, CEO

Neely?

Neely Tamminga — Piper Jaffray — Analyst

Yes, sir.

Robert Alderson — Kirkland’s, Inc. — President, CEO

About the openings, I think it’s really hard for us to, well because of the environment it’s difficult to predict where we’re going to be with some of these openings, because as you would imagine, developers own projects that have been in motion to open this year and we’re pushed over from last year. These guys are still having some difficulty getting things done, because of credit environments, and also leasing up, so they are in a position to open, so new space is a little bit difficult to know exactly what you’re going to have, and when you’re going to have it, and even on some of the old space, spaces that would become available, is being delayed or uncertainty is cast into it by what’s that retail chain going to do. Are they going to Chapter 11, or are we going to, what’s the landlord going to do in terms of being able to get it free to hand it to us to occupy, so I think we’ve been cautious to say that a lot of this may happen toward the end of the year because of that.

Neely Tamminga — Piper Jaffray — Analyst

Okay. I understand, thank you. Good luck.

Mike Madden — Kirkland’s, Inc. — CFO

Thanks, Neely.

Robert Alderson — Kirkland’s, Inc. — President, CEO

Thank you, we appreciate it.

Operator

Thank you our next question comes from the line of [Jeremy Jeter with JRS Investments]. Please go ahead.

Ronnie Scott — JRS Investments — Analyst

This is Ronnie Scott with JRS Investments. First of all, to Bob and the team and the whole Kirkland’s team, congratulations on fantastic performance and what you guys have done to turn things around. Can’t say enough about it.

Robert Alderson — Kirkland’s, Inc. — President, CEO

Thanks.

Ronnie Scott — JRS Investments — Analyst

I’ve got a couple of questions here. On the 15 to 20 stores you think you’ll open in the year, any plans to own some of those or lease those or just whatever the market dictates, a comment on that?

Robert Alderson — Kirkland’s, Inc. — President, CEO

Yes, sir. We don’t own any stores. We do lease those, and we try to drive the most favorable lease terms that we can. They are typically five year deals with options or they could be a 10 year deal with a kick out. The marketplace in certain markets will dictate which way you go depending on how good the space is, but I don’t think there will be any circumstance that we’ll actually be an investor in the real estate.

Ronnie Scott — JRS Investments — Analyst

Okay, great. Second thing, your merchandise, what countries, if you could kind of give us a flavor for percentage most of it comes from, and how do you view the economic picture in those places and currency, whatever, give us a comment on what you see for ‘09 there?

Robert Alderson — Kirkland’s, Inc. — President, CEO

We’ll continue to source a substantial amount of our merchandise out of China. China still represents the best place to source at prices that allow us to deliver great value to our customers. We’ll continue to do some sourcing in India and we have some vendors that work a bit in Vietnam and Thailand and the Philippines. We do some domestic sourcing, more on wall items than anything else. I don’t expect that to change very much, and while things are a bit different in China than they were a year ago, when we were at this time we were pre-Olympics, the dollar was extraordinarily weak. There was fuel prices and petroleum prices generally were rising putting all of that putting price pressure, everything that you could think of is going in the wrong direction in terms of pricing and so we had very difficult issues trying to determine what land would cost us on everything that we bought. That’s reversed a bit right now and we’ve experienced some factory closures which have affected a little bit of our sourcing but we don’t anticipate that being a major problem.

We work with major factories pretty much all the time so we don’t see any particular uncertainty being generated at source for us right now. We’ll have some things late from time to time but that’s actually normal. So I don’t, even though China’s economy reportedly will not grow at the same rate that it’s grown in the past several years, it’s still going to perform pretty well and I don’t expect there to be any problems for us.

Ronnie Scott — JRS Investments — Analyst

I see. So in summary, really, the currency and the conditions and so fourth, it really looks like it could be maybe positive as far as your costs of your stuff coming up for ‘09 for your sourcing.

Robert Alderson — Kirkland’s, Inc. — President, CEO

Yeah. I would say in general, as we look at it this moment, the dollar has weakened recently over where it had moved. That’s going to be, who can say what’s going to happen given the amount of money we’re printing right now. I don’t know exactly how that’s going to go. I don’t think anybody does. I expect fuel prices, although they have been moving in our direction for a few months, I expect as we get into mid year and the latter part of the year that we’ll see stabilization if not beginning to see some increases again in petroleum costs, so it’s very difficult to tell right now. The whole world economy is in a state of flux and I think you work as hard as you can at the moment and try to protect yourself on the downside and keep moving forward.

Ronnie Scott — JRS Investments — Analyst

Right.

Operator

(Operator Instructions). Our next question comes from the line of Brad Leonard with BML Capital Management. Please go ahead.

Brad Leonard — BML Capital Management — Analyst

Hi guys. First off, congratulations on a great quarter and year. I’m sure you guys have been working your tails off and it’s appreciated.

Robert Alderson — Kirkland’s, Inc. — President, CEO

Thanks, Brad. Appreciate it.

Brad Leonard — BML Capital Management — Analyst

You’re welcome. Just real quick, on the closings that we did in Q4 that are going to take place in the first half, would you say as a large part, are those four wall negative or breakeven?

Mike Madden — Kirkland’s, Inc. — CFO

I would say for the large part, they’re four wall negative or just right at the breakeven level, or in some cases, and this is very few of them, they’re mall stores that were at the end of their lease that we were already working on a replacement for, so they may have been profitable, but our plan is to replace that with a more profitable off mall location.

Brad Leonard — BML Capital Management — Analyst

Okay. Very good. And then on the store count as far as the 30 less per quarter, is that on a beginning quarter as a forward look because if I just kind of, if you just do the math, by the end of the year you aren’t going to be 30 below the 299.

Mike Madden — Kirkland’s, Inc. — CFO

That was on an end of quarter basis.

Brad Leonard — BML Capital Management — Analyst

So you’re saying end of the next year you’ll be 30 below so you think you’ll have 270?

Mike Madden — Kirkland’s, Inc. — CFO

Well, and as I said in my comments, yes, it could be a little bit higher than 270, but the point that we made was by that time, you’re working on deals that you’re going to open in the early part of ‘10 and offset that.

Brad Leonard — BML Capital Management — Analyst

Got you. And then just a little bit on the competitive landscape. You’ve had a lot, I added up some of the doors that have gone dark over the last I guess 12 or 14 months when I think about Bombay, about 500 stores Pier 1, 125 and maybe another 100 or so. Cost Plus 30 and maybe another 30 coming, Linens ‘n Things, I know it’s not a direct overlap but 500, you guys have closed 50. How many smaller mom and pops or regional stores have gone dark I don’t know and I haven’t seen a good number on that but what do you guys think? I mean as far as, if consumer spending is down 10% in the sector or 15%, how many doors have gone dark in your overlapping category, would you say and what kind of benefit are you getting or do you expect to get in the future from that?

Robert Alderson — Kirkland’s, Inc. — President, CEO

I don’t know the number. And I guess to maybe look at it a little bit different ways that we don’t spend a lot of time worrying about that or focusing on it because it’s sort of all you can do to plan your store base, and deal with the a merchandise work that needs to be done and we’re really focusing on staying on the right things and the right things are merchandise improvement both on the sales and particularly the margin line, where we think the opportunity remains, and also improving our store base, and not just changing locations, which is a big part of it, but making all the existing stores more productive and that is digging in hard on the leadership and the quality of people that we have, and their ability to do the job and to deliver the results that we need, and so it’s sort of like tend to knitting and it is what it is because none of that is in our control, and stay focused with what’s in your control.

Brad Leonard — BML Capital Management — Analyst

Okay. Makes sense. Keep up the good work.

Robert Alderson — Kirkland’s, Inc. — President, CEO

Thank you very much.

Operator

Thank you and at this time there are no further questions. I’d like to turn the call back over to Mr. Alderson. Please go ahead.

Robert Alderson — Kirkland’s, Inc. — President, CEO

Thanks everybody, for your interest today and for joining us on the call and we look forward to seeing you in stores and we’ll talk to you again shortly. Thanks.

Operator

Ladies and gentlemen, this concludes the Kirkland’s Incorporated conference call. You may now disconnect. Thank you for using ACT conferencing.